Exhibit 11

                 STANLEY FURNITURE COMPANY, INC.
          SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                           (Unaudited)
              (In thousands, except per share data)

                                           March 30,  March 31,
                                             1997       1996
Net income used in calculating primary
  and fully diluted earnings per
  common share.........................     $2,772     $1,583


Primary earnings per common share:

Weighted average shares outstanding....      4,584      4,727
Add shares issuable assuming exercise
  of stock options.....................        427         76

    Weighted average number of shares
      used in calculating primary
      earnings per common share........      5,011      4,803

  Primary earnings per common share....     $  .55     $  .33

Fully diluted earnings per common share:

Weighted average shares outstanding....      4,584      4,727
Add shares issuable assuming excer-
  cise of stock options................        427         76
    Weighted average number of shares
      used in calculating fully diluted
      earnings per common share........      5,011      4,803

  Fully diluted earnings per common
    share.............................      $  .55     $  .33